EXHIBIT 99

INFOCROSSING, INC. [LOGO]
FOR IMMEDIATE RELEASE

Chairman and Chief Executive Officer     Chief Financial Officer
Zach Lonstein                            William McHale
Infocrossing, Inc.                       Infocrossing, Inc.
(201) 840-4726                           (201) 840-4732
zlonstein@infocrossing.com               wmchale@infocrossing.com

Media Relations                          Investor Relations
Michael Wilczak                          Matthew Hayden
Infocrossing, Inc.                       Hayden Communications, Inc.
(201) 840-4941                           (858) 704-5065
mwilczak@infocrossing.com                matt@haydenir.com


                        INFOCROSSING'S CHAIRMAN & CEO TO
                 RING THE NASDAQ STOCK MARKET CLOSING BELL TODAY


LEONIA, New Jersey, July 10, 2006 - Infocrossing, Inc. (NASDAQ: IFOX), a leading provider of strategic IT and business process outsourcing solutions, today announced that its Chairman & Chief Executive Officer, Zach Lonstein, will preside over the ceremonial closing of the Nasdaq Stock Market at 4:00 p.m. EDT on July 10, 2006 at the NASDAQ MarketSite in New York City.

"We are excited to come to MarketSite to formally close the NASDAQ market this afternoon," said Mr. Lonstein. "Visiting the Nasdaq MarketSite accompanies our recent inclusion in the Nasdaq Global Select Market and we are pleased and honored to participate in this closing ceremony."

About NASDAQ
NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

About Infocrossing, Inc. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc. and (i)Structure, LLC; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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